Exhibit 10.35

October 30, 2017

Mr. Jeffrey J Hurd

Dear Jeff:

We are pleased to present our offer of employment to join AXA Equitable Life Insurance Company (the “Company”).

Job Title:

Senior Executive Director, Chief Operations Officer

Reporting To:

Mark Pearson - Chief Executive Officer

Start Date:

No later than April 2, 2018

Base Salary:

Your initial base salary will be $34,522.44 per bi-weekly pay period (based on an annual salary of $900,000.00). Your first pay date will be determined based upon your start date. The payroll calendar is included to show the Company’s pay dates. In this position, you are exempt from an overtime premium pay rate.

Sign-On Bonus:

You will receive a $300,000 sign on bonus (less applicable deductions and withholding under federal, state and local laws). The payment of your bonus will be made as soon as practicable after your start date. Should your employment with the Company terminate for any reason within one year of the payment (except in the case of death or termination without cause), you will be required to return the full amount of the bonus within three months of your last day of employment.

Short-Term Incentive Program:

While you are in this position, you will be eligible to receive an annual cash bonus award under an annual short-term incentive compensation plan (STIC Plan) established by the Company subject to the terms and conditions of the STIC Plan. The current STIC Plan target for this position is $1,500,000. This target provides a guideline for estimating your possible award, if any, but should not be interpreted as a commitment. For performance year 2018 (paid in 2019) you will be guaranteed a minimum payment equal to your target of $1,500,000 provided you are employed at the time the award is paid. For performance years after 2018, whether you receive a STIC Plan award, and the amount of any award, are within the sole discretion of the Company. To receive any STIC Plan award, you must be employed by the Company before the end of the applicable performance year and at the time the award is paid. STIC Plan awards are typically paid in February following the performance year and, in any event, by no later than March 15th of the year following the applicable performance year.

Long Term Incentive Compensation:

Starting in 2018, you will be eligible for long-term incentive compensation (LTIC) in the form of an equity grant, commensurate with those received by employees of your level and responsibilities. The equity grant will be governed by the terms of the LTIC program. The LTIC program is subject to the approval of the AXA America Holdings, Inc. (“AAH”). AXA Financial and AXA Equitable Organization and Compensation Committees (OCC) and individual grants may be subject to the approval of both the OCC and the Boards of Directors of AAH and AXA. For the 2018 grant, you will be guaranteed a minimum grant of $1,800,000 provided you are actively employed at the time of the grant. The 2018 grant will be made on the company grant date which is to be determined, however, the vesting schedule will coincide with your start date, subject to the other vesting terms of the vehicle (pro-rata, cliff, etc). Pertaining to grants after the 2018 grant year. LTIC grants are made annually. The annual target for this position is $1,800,000 worth of equity, to be valued by using a Black-Scholes or similar pricing model consistent with that used for other employee equity grants. This target provides a guideline for estimating your possible award, if any, but should not be interpreted as a commitment. Whether an individual receives an LTIC award, and the amount, if any, are within the sole discretion of the Company. In order to receive any award, you must be employed at the time such award is granted. Details of the LTIC vehicles will be communicated as soon as determinable.

Paid Time Off Days:

You will accrue paid time off (“PTO”) days at the rate of 24 days annually, beginning on the first business day of the month following your employment date. In the event the Company’s PTO policy is revised, you will accrue PTO days under the terms and conditions of the revised policy.

Compensation and Benefits:

You will be eligible to participate in the company’s plans such as short-term incentive, long-term incentive, health and welfare, perquisites and severance subject to their terms and conditions, and commensurate with other senior executives at your level.

At Will Employment:

This offer is not a contract of employment for a definite term, but rather summarizes the details of the package to join our organization. Your employment with the Company will be at will, meaning that either you or the Company can terminate the employment relationship at any time for any reason.

Drug Screening and Background Investigation:

This offer is contingent upon your successfully passing a drug screening test, as well as acceptable results from a background investigation.

You will receive an electronic starting kit. It contains information about the Company and our benefit plans, as well as various forms necessary to place you on payroll. Please pay particular attention to the Employment Eligibility Verification (1-9) form that must be accompanied by original evidence of identity and employment eligibility, as explained on the form. Please complete these forms and be prepared to submit them on your first day of employment.

In an email, you will find the drug test information for a Sterling testing facility to make your appointment and complete your drug screening test ideally within 48 hours of receiving this package.

Confidentiality:

Yon understand that we may provide you with confidential information regarding the Company and/or its affiliates (“Company Information”) to help you become familiar with our operations prior to your state date. You agree that you will keep all Company Information strictly confidential and that you will not disclose it to any third party.

On your start date, please report to 1290 Avenue of the Americas, 16th floor, New York, NY 10104 at 8:30 A. M. for your employment processing.

On behalf of our entire management team, we look forward to welcoming you.

Very truly yours,

Marine de Boucaud
Chief Human Resources Officer

cc: Mark Pearson

      Barbara Lenkiewicz

I accept the above terms:

November 3, 2017

Signature	Date

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